Cease Control of Credit Suisse Strategic Income Fund A

As of October 31, 2012, Merchant Holdings ("Shareholder") owned 10,005 shares of the Fund, which represented 100% of the Fund. As of April 30, 2013, Shareholder owned 5,024 shares of the Fund, which represented less than 25% of the outstanding shares. Accordingly, Shareholder has ceased to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Strategic Income Fund C

As of October 31, 2012, Merchant Holdings ("Shareholder") owned 10,002 shares of the Fund, which represented 100% of the Fund. As of April 30, 2013, Pershing owned 3,648 shares of the fund, which represented 26.24% and Merchant Holdings ("Shareholder) owned 10,258 shares of the Fund, which represented 73.76% of the outstanding shares. Accordingly, Shareholder are presumed to be controlling persons of the Fund.

Obtaining Control of Credit Suisse Strategic Income Fund I

As of October 31, 2012, Merchant Holdings ("Shareholder") owned 1,976,221 shares of the Fund, which represented 96.04% of the Fund. As of April 30, 2013, Shareholder owned 2,534,784 shares of the Fund, which represented 95.42% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund.